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                                                                    EXHIBIT 10.6

                          GENERAL BINDING CORPORATION
                    SUPPLEMENTAL DEFERRED COMPENSATION PLAN

           (AS INITIALLY ESTABLISHED EFFECTIVE APRIL 1, 1994, AMENDED
          AND RESTATED EFFECTIVE JANUARY 1, 1996, AND FURTHER AMENDED
                    AND RESTATED EFFECTIVE JANUARY 1, 1998)

SECTION 1

         1.1 PURPOSE. General Binding Corporation (the "Company") initially established this unfunded Supplemental Deferred Compensation Plan ("Plan") effective April 1, 1994 for the purpose of (a) providing a select group of highly compensated or management employees with the opportunity to defer a portion of their individual compensation to a future date including the date of retirement at the election of the covered employee ("Participant") and (b) restoring to a Participant the equivalent of the amount by which the Participant's benefits under the General Binding Corporation 401(k) Retirement Savings Plan (the "401(k) Plan") are reduced by reason of the operation of the Code Limitations (described in Section 1.5 below). The Plan was amended and restated effective January 1, 1996, and further amended and restated herein effective January 1, 1998.

         1.2 THE PLAN. The Plan shall consist of two parts: an optional deferral of salary reduction amounts and a restoration of reduced 401(k) Plan benefits.

         1.3 EFFECTIVE DATE. The effective date of this amendment and restatement of the Plan is January 1, 1998.

         1.4 PARTICIPANT SELECTION. The Participants in the Plan shall be those highly compensated or management employees of the Company who are from time to time designated as eligible by the Chief Executive Officer of the Company.

         1.5 CODE LIMITATIONS. The term "Code Limitations" as used in this Plan shall mean the limitations imposed on a Participant's 401(k) Plan benefit under Internal Revenue Code ("Code") Sections 415 (limitations on annual benefits), 401(k) and 401(m) (limitations resulting from discrimination in favor of highly compensated employees), 402(g) (the dollar limit on the amount of 401(k) contributions a participant may elect to make to the 401(k) Plan), and 401(a)(17) (the dollar limit on the amount of compensation that may be taken into account under the 401(k) Plan). For purposes of applying the provisions of this Plan, Participants' Compensation shall be determined by the Company under an Executive Salary Grade or other salary scale as established by the Company from time to time. Except for Participants in Executive Salary Grades 1, 2 or 3, notwithstanding any other provision of this Plan, the Code
Section 401(a)(17) compensation limit shall be disregarded only to the extent of the first $250,000 of a Participant's compensation (such amount to be adjusted annually for changes in the cost of living as provided in Section 415(d) of the Code).
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SECTION 2

         2.1 PARTICIPANT ELECTIONS. Each Participant shall have the option to make the following elections each year:

         (a) If the Participant is making 401(k) Contributions under the 401(k) Plan, to defer receipt of the difference between (i) the amount of the 401(k) Contributions the Participant would have made under the 401(k) Plan if there were no Code Limitations, and (ii) the amount of 401(k) Contributions actually made on behalf of the Participant under the 401(k) Plan for such year (a "Basic Deferral") until separation from the service of the Company, disability, death or retirement;

         (b) To defer receipt of any part or all of his or her total compensation (a "Voluntary Deferral") until separation from the service of the Company, disability, death or retirement.

         2.2 METHOD OF ELECTION.

         (a) Not later than December 31 of each year, each Participant shall have the right to elect in advance to make the deferrals described in Section 2.1 with respect to any portion of the Participant's total compensation, if any, earned the following year by executing an election form designating whether he or she wishes to make a Basic Deferral and the amount of any Voluntary Deferral either in a dollar amount or in a percentage amount. A Participant first becoming eligible under the Plan must make the deferral elections within 30 days after initial eligibility.

         (b) The Participant shall have the right to make a new and different election each year with respect to compensation for the succeeding year or, alternatively, may designate on the election form that the election shall continue to be effective with respect to succeeding years unless and until a changed election is made by the Participant in a timely manner with respect to one or more succeeding years.

         2.3 WITHHOLDING OF DEFERRALS. The amount of the Basic Deferral and the Voluntary Deferral, if any, shall be deducted in uniform amounts from each salary or incentive compensation check of the Participant throughout the year, or, if the Participant so elects, from his or her bonus.

         2.4 CREDITING OF DEFERRALS. All Basic Deferrals shall be credited to the Participant's Basic Deferral Account and all Voluntary Deferrals to the Participant's Voluntary Deferral Account. A Participant shall fully and immediately vest in his or her Basic Deferral Account and Voluntary Deferral Account.





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SECTION 3

         3.1 RESTORATION OF REDUCED 401(K) PLAN BENEFITS. An Employer Deferral Account shall be established for each Participant who makes a Basic Deferral. An Employer Deferral Account shall also be established for each Participant who has elected to make a Voluntary Deferral and who is making 401(k) Contributions under the 401(k) Plan, but who is not making a Basic Deferral. On the last day of each year in which a Participant makes such deferral (or deferrals), his Employer Deferral Account so established shall be credited with the difference between (i) the amount of the allocation of Matching Contributions the Participant would have received under the 401(k) Plan had he or she not elected to make any Basic or Voluntary Deferrals under the Plan and if there were no Code Limitations and (ii) the amount of the allocation of Matching Contributions actually made to the Participant's Employer Account in the 401(k) Plan for such year. A Participant shall be vested in his or her Employer Deferral Account in the same percentage as the Participant is vested in his or her Employer Account under the 401(k) Plan.

SECTION 4

         4.1 CREDITING OF INVESTMENT RETURN.

         (a) All amounts credited to a Participant's Basic Deferral and Employer Deferral Accounts under the Plan shall be credited monthly with interest at such rate as the Plan Committee in its sole discretion shall determine. The rate for each Plan Year shall be determined no later than 75 days after the last day of the Plan year. Such interest shall be credited to the Participant's Accounts as of the first day of each month.

         (b) All amounts credited to a Participant's Voluntary Deferral Account under the Plan shall be credited with interest monthly at the prime rate as quoted in the Midwest Edition of the Wall Street Journal on the last business day of each month. Such interest shall be credited to the Participant's Account on the first day of each month.

         4.2 TIME OF PAYMENT.

         (a) All other amounts credited to a Participant's Accounts, to the extent then vested shall be payable to a Participant only upon the Participant's separation from the service of the Company, by early, normal or deferred retirement, the Participant's disability as defined in the 401(k) Plan or to the Participant's beneficiary in the event of the Participant's death.

         (b) Benefits shall be payable either in a lump sum or in installments to the Participant and a beneficiary over a period not longer than the life expectancy of the Participant or the Participant and a designated beneficiary. The method of payment shall be made as specified in writing by the Participant at the time of the deferral and as made or changed by the Participant in writing not later than one year prior to the date of expected payment or commencement of payments. Exception to the one year





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                 advance election requirement may be made only with the
                 approval of the Plan Committee upon application of the Participant for good cause shown.

SECTION 5

         5.1 ADMINISTRATION BY PLAN COMMITTEE. The Plan Committee, whose members shall be appointed from time to time by the Company's Board of Directors shall be the Plan Administrator with final and binding discretionary authority to control and manage the operation and administration of the Plan, including all rights and powers necessary or convenient to the carrying out of its functions hereunder. In executing its responsibilities hereunder, the Plan Committee may manage and administer the Plan through the use of agents who may include employees of the Company. Without limiting the generality of the foregoing, and in addition to the other powers set forth in this Plan, the Plan Committee shall have the powers of the Plan Committee under the 401(k) Plan and the following discretionary authorities:

         (a) to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

         (b) to prescribe procedures to be followed by Participants or beneficiaries filing applications for benefits;

         (c) to prepare and distribute, in such manner as the Plan Committee determines to be appropriate, information explaining the Plan;

         (d) to request and receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan;

         (e) to furnish the Company upon request such annual and other reports with respect to the administration of the Plan as are reasonable and appropriate; and

         (f) to receive, review and maintain on file reports of the financial condition and of the receipts and disbursements of the Trust Fund from the Trustee.

         5.2 COMPLIANCE. The Plan Committee shall take all such action as it deems necessary or appropriate to comply with governmental laws and regulations relating to the maintenance of records, notifications to Participants, registrations with the Internal Revenue Service, reports to the U.S. Department of Labor and all other requirements applicable to the Plan.


         5.3 CLAIMS PROCEDURE. The procedures for making of elections, application for benefits, filing of claims and for claim review as set forth in
Article 7 of the 401(k) Plan or its successor, and as amended from time to time, are hereby incorporated in this Plan and shall be applicable hereunder





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except that any reference therein to a Plan Committee shall mean the Plan
Committee established under the Plan.

         5.4 AMENDMENT AND TERMINATION. The Company reserves the right by resolution of its Board of Directors to amend this Plan retroactively or otherwise in any manner which it deems desirable including, but not by way of limitation, the right to increase or reduce benefits to be provided hereunder or to change any provision relating to the payment of benefits and to terminate this Plan at any time upon giving notice to Participants and beneficiaries. Except to the extent necessary to conform to the laws or regulations or the extent permitted by any applicable law and regulation, neither the termination nor any suspension or amendment of the Plan shall operate either directly or indirectly to deprive any Participant or beneficiary of a non-forfeitable accrued benefit as constituted at the time of termination, suspension or amendment.

         5.5 GOVERNING LAW. Except to the extent preempted by the law of the United States, the plan shall be construed and administered in accordance with the laws of the State of Illinois.

         5.6 NO CONTRACT OF EMPLOYMENT. The Plan does not constitute a contract of employment and nothing in this Plan shall give any employee or Participant the right to be retained in the employ of the Company or the right to any award or benefit except to the extent specifically provided in the Plan.

         5.7 NON-ALIENATION. Benefits payable to, or on the account of, any Participant or beneficiary under the Plan may not be voluntarily or involuntarily assigned or alienated.

         5.8 WITHHOLDING. Participants and beneficiaries shall make appropriate arrangements for the satisfaction of any applicable federal, state or local taxes. The Plan Committee shall be authorized to take such action as may be appropriate, including withholding from amounts due to Participants or beneficiaries under the Plan, compensation to Participants from the Company or otherwise in order to assure tax compliance.

         5.9 NO REQUIREMENTS TO FUND. No provision in this Plan shall be construed to require, either directly or indirectly, the Company to reserve, or otherwise set aside, funds for the payment of benefits hereunder.





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